Exhibit 99.1

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CONTACTS:
Milt Alpern, Chief Financial Officer Applix, Inc. 508-870-0300 x450 malpern@applix.com	David Pasquale or Jim Olecki The Ruth Group 646-536-7006 / 646-536-7021 dpasquale@theruthgroup.com

APPLIX REPORTS SECOND QUARTER 2003 RESULTS

Total Analytics Revenue Grows by 16% Year over Year

Analytics License Revenue Increases by 9% on Sequential Basis

Refocused Effort on Core BI and BPM Solutions Continues To Drive Customer Growth

Westborough, MA, July 22, 2003—Applix, Inc., (NASDAQ: APLX), a global provider of Business Intelligence (BI) and Business Performance Management (BPM) software solutions, today reported results for the second quarter ended June 30, 2003.

Revenue for the quarter ended June 30, 2003 was $5.9 million, compared to $9.1 million in the same period a year ago. For comparison purposes, revenue for the quarter ended June 30, 2002 included $5.1 million in revenue from the Company’s analytics business and $4.0 million in revenue from the Company’s customer relationship management (CRM) business, which was sold during the first quarter of 2003, while the $5.9 million in revenue for the quarter ended June 30, 2003 was derived exclusively from the Company’s analytics business. Accordingly, total analytics revenue for the quarter ended June 30, 2003 increased by 16.2% from the quarter ended June 30, 2002. Sequentially, total analytics revenue increased by 6.5% from $5.6 million for the quarter ended March 31, 2003.

Analytics license revenue for the quarter ended June 30, 2003 was $2.7 million compared to $2.7 million in analytics license revenue for the same period a year ago. Sequentially, analytics license revenue increased by 9.0% from $2.4 million for the quarter ended March 31, 2003.

Gross margin for the quarter ended June 30, 2003 increased to 72.9% from 66.1% for the quarter ended June 30, 2002. The increase in gross margin was primarily due to the elimination in the second quarter of 2003 of lower margin services revenue and the related cost of that revenue associated with the Company’s CRM business that was sold in the first quarter of 2003.

Total operating expenses were $6.2 million for the quarter ended June 30, 2003 compared to $6.7 million for the year ago period. The second quarter of 2003 includes approximately $640,000 in legal and accounting costs associated with the Company’s two previously announced financial restatements, and severance and stock compensation charges primarily associated with certain management changes. The net loss for the quarter ended June 30, 2003 was $1.7 million or $0.14 per basic and diluted share compared to a net loss of $791,000 or $0.07 per basic and diluted share for the year ago period.

David C. Mahoney, President and Chief Executive Officer of Applix, Inc., said, “During the second quarter we made considerable progress towards our goal of achieving profitable growth. First, our refocused effort on our core Business Intelligence and Business Performance Management solutions is already paying off. We are confident this is the right strategy given the growing nature of the market and the proven capability of our products, our impressive customer wins and our new business pipeline. Second, our products continue to grow in popularity as organizations realize the multiple benefits TM1 can provide in helping them make better business decisions in real time. Results of a recent Applix customer survey showed that 58 percent of respondents realized a 100 percent return on investment within the first six months of deployment. Third, we continue to strengthen our existing channel partner relationships, while adding new partners globally. We added another 13 new partners in the second quarter and expect further additions going forward. Importantly, we are expanding our channel support throughout our organization to help make this vital component of our growth strategy even more effective.”

Milt Alpern, Chief Financial Officer of Applix, Inc., said, “During the quarter we made significant improvements on an operating basis, which we expect will be more fully reflected in our results going forward. While we continued to see some hesitation in purchasing decisions related to economic uncertainty, we expect to close in the third quarter those sales opportunities that were delayed from the second quarter. In addition, we had significant legal and accounting costs associated with the Company’s two previously announced financial restatements and severance and stock compensation charges primarily associated with certain management changes. Despite this, we ended the quarter with approximately $10.5 million of cash (including $933,000 in restricted cash) and lowered our days sales outstanding to 59 days at June 30, 2003 from 70 days at June 30, 2002, giving us a solid balance sheet and liquidity position. We are continuing to more closely align our expenses with our current business plan and will take advantage of opportunities, as appropriate, for further cost savings. Our objective continues to be achieving profitability by year-end.”

     Second Quarter Highlights:

•	56 new customers selected Applix in the second quarter. The latest additions include Blockbuster Entertainment, Cyveillance and Sumitomo Metal Industries, reflecting Applix’s increasing momentum in the marketplace.

•	Applix added 13 new partners into its reseller channel program during the quarter, while expanding channel support. The Company also initiated discussions with several potential key OEM partners.

•	A customer survey showed that 58 percent of respondents realized a 100 percent return on investment within the first six months of deployment of their Applix TM1-based solution. In addition, nearly one-third of Applix customer respondents estimated a reduction of 50 percent or more in time spent on budgeting and planning.

•	Applix was one of the first BI and BPM solution providers to deliver products for the 64-bit version of Windows Server 2003, Enterprise Edition, with its latest enhancement to its flagship analytics engine, Applix TM1. Support was also added for HP-UX and Sun Solaris. The latest enhancement provides multiple users with greater ability to process extremely large volumes of financial and operational data on a real-time basis.

•	Applix further strengthened its management team with the appointment of Milt Alpern as Chief Financial Officer.

Mahoney continued, “We enter the third quarter fully focused on executing the analytics strategy we put in place earlier this year. We are optimistic about the robust nature of the mid-market, which we view as our biggest opportunity given our strong competitive position, our established reference accounts, targeted products and planned enhancements, and our growing reseller channel. This is a large, attractive market opportunity for us because customers’ needs are not currently being met by appropriately priced products and solutions. And unlike the enterprise or consumer markets, in the mid-market, customers are actually buying in advance of the market turn as they seek ways to improve their own operating results and keep manpower costs under control.”

“We also recently initiated discussions with several potential OEM partners, both domestically and internationally. We believe there is a real opportunity for such alliances to help further strengthen Applix’s competitive position. Our goal is to formalize some of these relationships by the end of this year, with the target of additional revenues starting in 2004. With all of that said, and despite our many accomplishments during the second quarter, we remain cautiously optimistic due to the ongoing challenging economic environment and normal seasonal buying variability. Going forward, we remain focused on expanding our distribution channel, enhancing the skill-set of our sales organization, leveraging our Applix TM1 based family of products, and achieving our license growth and profitability objectives.”

Investor Conference Call / Webcast Details
 Applix will review detailed second quarter 2003 results on July 22, 2003 at 5PM EDT. The conference call-in number is 785-832-2041. A replay will be available from 8PM EDT on July 22 through midnight EDT, July 29. The replay number is 402-220-1173. The confirmation identification is APPLIX. The live call and replay will also be accessible over the web at www.applix.com.

About Applix
 Applix (NASDAQ: APLX) is a global provider of Business Intelligence and Business Performance Management software solutions based on its TM1 product. These solutions enable the continuous management and monitoring of performance across the financial, operational, customer and organizational functions within the enterprise. More than 1,600 customers worldwide use Applix’s adaptable, scalable and real-time solutions, delivered by Applix and by a global network of partners, to manage their business performance and respond to the marketplace in real-time. Headquartered in Westborough, MA, Applix maintains offices in four countries in Europe, North America and the Pacific Rim. For more information about Applix, please visit www.applix.com.

Forward-Looking Statements:
This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include without limitation, competitive pressures, changes in customer demands, adverse economic conditions, loss of key personnel, litigation, potential fluctuations in quarterly results, lengthy sales cycles, market acceptance of new or enhanced products and services, factors affecting spending by customers and other risks, uncertainties and factors including those described in the Company’s Annual Report on Form 10K for the year ended December 31, 2002 under the heading “Risk Factors” and its most recent Quarterly Report on Form 10Q under the heading “Factors That May Affect Future Results.” The forward-looking statements provided by the Company in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and these forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

©2003 Applix, Inc. All rights reserved. Applix and TM1 are registered trademarks of Applix, Inc. All other trademarks and company names mentioned are the property of their respective owners.

(Financials Attached)

Applix, Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,

	2003	2002	2003	2002

Revenues
Software license	$2,658	$3,848	$5,349	$8,451
Professional services and maintenance	3,284	5,227	7,426	10,131

Total revenues	5,942	9,075	12,775	18,582
Cost of revenues
Software license	420	427	832	773
Professional services and maintenance	1,191	2,648	2,925	5,264

Total cost of revenues	1,611	3,075	3,757	6,037

Gross margin	4,331	6,000	9,018	12,545
Operating expenses
Product development	1,353	1,364	2,890	2,445
Sales and marketing (includes $23 of stock-based compensation for the three and six months ended June 30, 2003)	2,773	3,560	5,480	6,976
General and administrative (includes $103 and $147 of stock-based compensation for the three and six months ended June 30, 2003, respectively)	2,052	1,193	4,280	2,518
Compensation expenses and amortization of acquired intangible asset	62	598	708	1,176
Restructuring expenses	—	(37)	—	(37)

Total operating expenses	6,240	6,678	13,358	13,078

Operating loss	(1,909)	(678)	(4,340)	(533)

Non-operating income (expense)
Interest and other income, net	431	68	605	117
Net gain from sale of CRM business	(78)	—	7,922	—

Net income (loss) before income taxes	(1,556)	(610)	4,187	(416)
Provision for income taxes	115	96	764	160

Net income (loss) from continuing operations	(1,671)	(706)	3,423	(576)

Loss from discontinued operations	(23)	(85)	(56)	(85)

Net income (loss)	$(1,694)	$(791)	$3,367	$(661)

Net income (loss) per share, basic and diluted:
Continuing operations — basic	($0.13)	($0.06)	$0.27	($0.05)
Discontinued operations — basic	($0.00)	($0.01)	($0.00)	($0.01)
Net income (loss) per share — basic	($0.14)	($0.07)	$0.27	($0.05)
Net income (loss) per share — diluted	($0.14)	($0.07)	$0.27	($0.05)

Weighted average number of shares:
Basic	12,523	12,166	12,465	12,135
Diluted	12,523	12,166	12,688	12,135

Applix, Inc.
Condensed Consolidated Balance Sheet
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	Dec 31,

	2003	2002

ASSETS

Current assets:
Cash and cash equivalents	$9,559	$8,389
Accounts receivable, net	3,933	5,810
Other current assets	2,509	1,906

Total current assets	16,001	16,105

Restricted cash	933	933
Net property and equipment	1,283	1,875
Capitalized software costs, net	1,001	1,460
Goodwill, net	1,158	1,187
Intangible asset, net	937	1,062
Other assets	961	925

Total assets	$22,274	$23,547

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,998	$2,296
Accrued expenses	8,116	9,563
Deferred revenue	6,118	8,703

Total current liabilities	16,232	20,562

Long term liabilities	522	566

Total liabilities	16,754	21,128

Stockholders’ equity:
Preferred stock; $.01 par value; 1,000,000 shares authorized, none issued	—	—
Common stock; $.0025 par value; 30,000,000 shares authorized; 12,883,362 and 12,675,176 issued, respectively	32	32
Additional paid in capital	49,935	49,600
Accumulated other comprehensive loss	(1,088)	(487)
Accumulated deficit	(41,998)	(45,365)

	6,881	3,780
Less: treasury stock, 357,627 and 306,198 shares, respectively	(1,361)	(1,361)

Total stockholders’ equity	5,520	2,419

Total liabilities and stockholders’ equity	$22,274	$23,547